Exhibit 21.1
LIST OF SUBSIDIARIES

Jurisdiction of
Subsidiary	Organization	Parent
Horsehead Corporation	Delaware	Horsehead Holding Corp.

Chestnut Ridge Railroad Corp.	Delaware	Horsehead Corporation